                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT

            THIS AGREEMENT is entered into as of September 15, 2003, by and between THE SPORTSMAN'S GUIDE, INC., a Minnesota corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                    RECITALS

            Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

            NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                    ARTICLE I
                                  CREDIT TERMS

         SECTION 1.1. LINE OF CREDIT.

         (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including September 30, 2005, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital and to allow for letters of credit. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

         (b) Limitation on Borrowings. At any time when outstanding borrowings under the Line of Credit exceed $10,000,000.00, and Borrower's ratio of Total Liabilities to Tangible Net Worth under Section 4.9 is greater than 2.50 to 1.0, and Borrower's Current Ratio under Section 4.9 is less than 1.20 to 1., the outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Seventy-Five percent (75%) of Borrower's Eligible Accounts Receivable (as hereinafter defined), plus Fifty percent (50%) of the value of Borrower's Eligible Inventory (as hereinafter defined). All of the foregoing shall be determined by Bank in its reasonable discretion upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time reasonably require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the current quarter shall at all times be less than ten percent (10%) of Borrower's gross sales for the current quarter. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds ten percent (10%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes




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

                  may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.


         As used herein, "Eligible Accounts Receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

                  (i) any account which is past due more than twice Borrower's standard selling terms;

                  (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

                  (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's reasonable satisfaction);

                  (iv) any account which represents an obligation of an account debtor located in a foreign country unless such accounts are backed by a bank letter of credit naming Bank as beneficiary or assigned to Bank with respect to which a assignment agreement concerning the letter-of-credit rights is in effect, and acceptable to Bank in its reasonable discretion or are covered by a foreign receivables insurance policy acceptable to Bank in its reasonable discretion;

                  (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, parent or subsidiary of Borrower;

                  (vi) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

                  (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

                  (viii) that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

                  (ix) any account deemed ineligible by Bank when Bank, in its reasonable discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

         As used herein, the term "Eligible Inventory" shall mean all of Borrower's Inventory valued at cost, as reduced by an Eligible Inventory Reserve. "Eligible Inventory Reserve" means the sum of: (A) for inventory that has been held for one year or more but less than two years, 25% of cost for such inventory; plus (B) for inventory that has been held for two years or more, 50% of the cost of such Inventory; plus (C) for The Sportsman's Guide Outlet, Inc., the greater of five percent of its inventory or the actual "shrink reserve" for The Sportsman's Guide Outlet, Inc. The parties expressly acknowledge and agree that Eligible Inventory shall include any inventory acquired with the support of a letter of credit, whether or not such inventory is in transit.

         (c) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

         (d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

         SECTION 1.2. INTEREST/FEES.

         (a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under each Letter of Credit paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

         (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

         (c) Commitment Fee. Borrower shall pay to Bank an annual non-refundable commitment fee for the Line of Credit equal to ($18,750.00), which fee shall be waived for the first year and then shall be due and payable annually in advance, commencing August 31, 2004.

         (d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to (.250%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank. Such fee is waived for the first two months and shall commence for the period beginning November 15, 2003.

         (e) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to (1.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and
(ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

         (f) Termination Fee. If the Line of Credit is terminated prior to September 30, 2005 (other than through a refinancing with an affiliate of the Bank), a termination fee starting at 2% of the maximum amount of the Line of Credit, and declining by 1% after each 12-month anniversary, will be payable to the Bank. The Bank hereby expressly acknowledges and agrees that any and all termination fees that may have been payable under the Amended and Restated Agreement dated as of September 5, 2002 by and between Borrower, Wells Fargo Bank Minnesota, N.A. and The Sportsman's Guide Outlet, Inc. are hereby waived and of no further force and effect.

         SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest, letter of credit reimbursements and fees due under each credit subject hereto by charging Borrower's deposit account number 6355031049 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

         SECTION 1.4. COLLATERAL.

         As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all reasonable costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

         SECTION 1.5. BANKING RELATIONSHIP. The Borrower's primary operating accounts shall be maintained at the Bank or one of its affiliates.


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

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES


         Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

         SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Minnesota, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a material adverse effect on Borrower.

         SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms.

         SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

         SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

         SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated December 31, 2002, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct in all material respects and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

         SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

         SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

         SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all


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

trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law where the failure to do so would have a material adverse effect on Borrower.

         SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

                                  ARTICLE III
                                   CONDITIONS

         SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's reasonable satisfaction of all of the following conditions:

         (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

         (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

         (i) This Agreement and each promissory note or other instrument or document required hereby.

         (ii) Certificate of Incumbency.

         (iii) Corporate Resolution: Borrowing.

         (iv) Security Agreement

         (v) UCC Financing Statement.

         (vi) Such other documents as Bank may reasonably require under any other Section of this Agreement.

         (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower.

         (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

         SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's reasonable satisfaction of each of the following conditions:

         (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

         (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

         Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

         SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

         SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

         SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

         (a) not later than 120 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by Certified Public Accountant, to include balance sheet, income statement, statement of cash flow and management's discussion and analysis;

         (b) not later than 45 days after and as of the end of each quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement;

         (c) not later than 45 days after and as of the end of each month in which the maximum outstanding amount under the Line of Credit exceed $10,000,00.00, a borrowing base certificate and an inventory collateral report;

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         (d) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate in all material respects and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

         (e) An annual collateral audit will be required if average outstandings under the line exceeds $10,000,000.00 for a 90 day period during each calendar year. Borrower will be responsible for reimbursing the Bank for the cost of such collateral audit;

         (f) from time to time such other information as Bank may reasonably request.

         SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, the non-compliance with which would materially and adversely affect its business or its financial condition.

         SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's reasonable request schedules setting forth all insurance then in effect.

         SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained; provided, however, that nothing in this Section 4.6 shall prevent Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in its judgment, desirable in the ordinary course of its business.

            SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

         SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any material litigation pending or threatened against Borrower.

         SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

         (a) Current Ratio not at any time less than 1.0 to 1.0, with "Current Ratio" defined as total current assets divided by total current liabilities.

         (b) Tangible Net Worth not at any time less than $15,000,000.00 as of August 31, 2003, with such amount to increase by 50% of Borrower's positive net income for each quarter thereafter, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets. The parties expressly acknowledge and agree that prepaid expenses, including, without limitation, prepaid advertising, shall not be deemed to be intangible assets.

         (c) Total Liabilities divided by Tangible Net Worth not at any time greater than 3.50 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

         (d) Positive net income as of each June 30, and annual net income after taxes not less than $1,000,000.00, determined as of each fiscal year end. In the event Borrower completes an acquisition of another business prior to June 30, 2004, the June 30, 2004 profitability requirement shall be changed to a net loss not to exceed $500,000.00.

         SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.


                                    ARTICLE V
                               NEGATIVE COVENANTS

         Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

         SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

         SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in excess of $1,500,000 in any fiscal year without the prior written consent of Bank, which consent shall not be unreasonably withheld.

         SECTION 5.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of $350,000 beyond what has currently been disclosed to the Bank without the prior written consent of Bank, which consent shall not be unreasonably withheld.

         SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof; provided, however that Borrower shall be permitted to grant purchase money security interests relating to the acquisition of machinery and equipment to the extent permitted under Section 5.2 above.

         SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity for a purchase price in excess of One Million Dollars; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

         SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

         SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity outside the ordinary course of business, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

         SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding without the prior written consent of Bank. Notwithstanding the foregoing, Bank hereby expressly acknowledges and agrees that Borrower shall be permitted to continue to repurchase up to 10% of its common stock through May 31, 2004.

         SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof and except for purchase money security interests relating to the acquisition of machinery and equipment to the extent permitted under Section 5.2 above.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

         SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

         (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

         (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

         (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence or the applicable cure period, whichever is longer.

         (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, which default continues beyond any applicable cure period.

         (e) The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower, where the amount of such lien, levy or writ is in excess of $50,000.

         (f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower and such proceeding or petition continues undischarged, undismissed or unstayed for a period of 60 consecutive days, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

         (g) The dissolution or liquidation of Borrower; or Borrower, or any of its directors, shall take action seeking to effect the dissolution or liquidation of Borrower.

         SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower;
(b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE VII
                                  MISCELLANEOUS

            SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

            SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:


            BORROWER: THE SPORTSMAN'S GUIDE, INC.
            411 Farwell Avenue
            South St. Paul, Minnesota 55075

            BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION
            430 North Wabasha Street, Suite 302
            St. Paul, Minnesota 55101

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

            SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower.

            SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

         SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

         SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action-or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Minnesota selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the

"Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

         (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

         (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of Minnesota, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

         (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

         (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                             WELLS FARGO BANK,
THE SPORTSMAN'S GUIDE, INC.                      NATIONAL ASSOCIATION

By: /s/ Charles Lingen                       By: /s/ Thomas Skalitzky
    ---------------------------                  -------------------------------
    Charles Lingen,                              Thomas Skalitzky,
    Chief Financial Officer                      Relationship Manager

                          REVOLVING LINE OF CREDIT NOTE


$15,000,000.00                                               St. Paul, Minnesota
                                                              September 15, 2003

            FOR VALUE RECEIVED, the undersigned THE SPORTSMAN'S GUIDE, INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 430 North Wabasha Street, Suite 302, St. Paul Minnesota 55101, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

            As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

            (a) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Minnesota are authorized or required by law to close.

            (b) "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day, which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

         (c) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

                   LIBOR =                   Base LIBOR
                          ---------------------------------------------------
                                  100% - LIBOR Reserve Percentage


            (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

            (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

            (d) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

            (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum based on the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank based on LIBOR in effect on the first day of the applicable Fixed Rate Term, as set forth in the Addendum to this Note. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

            (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it's sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

            (c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

         (d) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing September 30, 2003.

         (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

            (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on September 30, 2005.

            (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Charles Lingen or Tom Glowaski, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

            (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

         (a) Prime Rate. Borrower may prepay principal on any portion of this Note, which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

         (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

         (i) Determine the amount of interest, which would have accrued each month on the amount prepaid at the interest rate applicable to such amount, had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

         (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

         (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

            This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of September 15, 2003, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

            (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

         (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

         (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

         (d) Usury Exemption. The extension of credit evidenced by this Note, and the rate of interest applicable hereto, shall be governed by Section 334.01, Subdivision 2 of the Minnesota Statutes.


            IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

The Sportsman's Guide, Inc.


By: /s/ Charles Lingen
    ---------------------------------------
    Charles Lingen, Chief Financial Officer

tb1542y2

                          ADDENDUM TO PROMISSORY NOTE
                        (PRIME/LIBOR PRICING ADJUSTMENTS)


         THIS ADDENDUM is attached to and made a part of that certain promissory note executed by THE SPORTSMAN'S GUIDE, INC. ("Borrower") and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), or order, dated as of August 29, 2003, in the principal amount of Fifteen Million Dollars ($15,000,000.00) (the "Note").

         The following provisions are hereby incorporated into the Note to reflect the interest rate adjustments agreed to by Bank and Borrower:

INTEREST RATE ADJUSTMENTS:

         (a) Initial Interest Rates. The initial interest rates applicable to this Note shall be the rates set forth in the "Interest" paragraph herein.

         (b) Interest Rate Adjustments. In addition to any interest rate adjustments resulting from changes in the Prime Rate, Bank shall adjust the Prime Rate and LIBOR margins used to determine the rates of interest applicable to this Note on a quarterly basis, commencing with Borrower's fiscal quarter ending September 30, 2003, if required to reflect a change in Borrower's ratio of Total Liabilities to Tangible Net Worth or Current Ratio (as defined in the Credit Agreement referenced herein and with the resulting margin to be the larger applicable margin determined by such ratios), in accordance with the following grid:

------------------------------- ---------------------------- ---------------------------- ----------------------------
     Total Liabilities to                                         Applicable Prime             Applicable LIBOR
      Tangible Net Worth               Current Ratio                 Rate Margin                  Rate Margin

------------------------------- ---------------------------- ---------------------------- ----------------------------
less than 2.00                  1.40 or more                           -0.50%                       +2.15%
------------------------------- ---------------------------- ---------------------------- ----------------------------
at least 2.00 but               at least 1.30 but                      -0.25%                       +2.40%
less than 2.25                  less than 1.40
------------------------------- ---------------------------- ---------------------------- ----------------------------
at least 2.25 but               at least 1.20 but                      -0.00%                       +2.65%
less than 2.50                  less than 1.30
------------------------------- ---------------------------- ---------------------------- ----------------------------
at least 2.50 but               at least 1.10 but                      +0.25%                       +2.90%
less than 2.75                  less than 1.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
at least 2.75 but               at least 1.00 but                      +0.50%                       +3.15%
less than 3.00                  less than 1.10
------------------------------- ---------------------------- ---------------------------- ----------------------------
at least 3.00 but               at least 1.00 but                      +0.625%                      +3.275%
less than 3.25                  less than 1.10
------------------------------- ---------------------------- ---------------------------- ----------------------------
3.25 or more                    at least 1.00 but                      +0.75%                       +3.40%
                                less than 1.10
------------------------------- ---------------------------- ---------------------------- ----------------------------

Each such adjustment shall be effective on the first Business Day of Borrower's fiscal quarter following the quarter during which Bank receives and reviews Borrower's most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

         IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.



THE SPORTSMAN'S GUIDE, INC.

By: /s/ Charles Lingen
    ---------------------------------------
    Charles Lingen, Chief Financial Officer












                                      -2-